Exhibit 99

News Release

Date: June 19, 2003

Phone Number: 805/473-6803
Contact: James G. Stathos	NASDAQ Symbol: MDST
Title: Executive Vice President and Chief Financial Officer	Web site: www.midstatebank.com

Mid-State Bancshares Raises Second Quarter Dividend by 18%

ARROYO GRANDE, CA — The board of directors of Mid-State Bancshares (NASDAQ: MDST) has declared a second quarter cash dividend of $0.13 per share, announced Chairman Carrol R. Pruett. The amount is an 18% increase over the $0.11 per share paid in the first quarter 2003 and a 30% increase over the $0.10 per share paid in second quarter 2002.

“Raising the dividend is a way of rewarding our shareholders’ for their continued confidence in Mid-State Bancshares,” said Pruett.  “Coupled with the recent reduction in the dividend tax, this new dividend rate should make Mid-State Bancshares stock more appealing to investors, especially those searching for consistent, solid yields.”

                                The dividend is payable to all shareholders of record on June 30, 2003, with a payable date of July 15, 2003.  Based on the approximate 23,411,425 shares outstanding, the total amount of the dividend will be approximately $3.1 million.  The payment represents the 80th consecutive cash or stock dividend paid by Mid-State Bancshares or its subsidiary, Mid-State Bank & Trust.

                With nearly $2 billion in assets, Mid-State Bancshares is the holding company for Mid-State Bank & Trust, an independent, community bank serving California’s San Luis Obispo, Santa Barbara, and Ventura Counties.  Since opening its doors in 1961, the Bank has grown to 39 offices serving over 115,000 customers.

This Press Release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act. All of the statements contained in the Press Release, other than statements of historical fact, should be considered forward-looking statements, including, but not limited to, those concerning (i) the Bank’s strategies, objectives and plans for expansion of its operations, products and services, and growth of its portfolio of loans, investments and deposits, (ii) the Bank’s beliefs and expectations regarding actions that may be taken by regulatory authorities having oversight of the operation, (iii) the Bank’s beliefs as to the adequacy of its existing and anticipated allowances for loan and real estate losses and (iv) the Bank’s beliefs and expectations concerning future operating results. Although the Bank believes the expectations reflected in those forward-looking statements are reasonable, it can give no assurance that those expectations will prove to have been correct. All subsequent written and oral forward-looking statements by or attributable to the Bank or persons acting on its behalf are expressly qualified in their entirety by this qualification. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof and are not intended to give any assurance as to future results. The Bank undertakes no obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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